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                                                                      EXHIBIT 20

Excellence in Electronics, Telecommunications, Automotive, Office Products, Publishing
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                                  NEWS RELEASE

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FOR IMMEDIATE RELEASE                            CONTACT:         DAVID A. KAUER
                                                                  TREASURER
                                                                  (614) 792-0468

                 INSILCO COMPLETES SALE OF CURTIS MANUFACTURING

         COLUMBUS, OHIO, SEPTEMBER 3, 1996 -- INSILCO CORPORATION (NASDAQ:INSL) reported today that it has completed the previously announced sale of Curtis Manufacturing, its computer accessories business, to Esselte Americas, a division of Esselte AB of Stockholm, Sweden. Sale proceeds are approximately $6.4 million, subject to post-closing adjustments. Curtis sales were $19.5 million in 1995 and $8.6 million through the first half of 1996. Curtis recorded an operating loss in 1995, including $1.0 million in non-recurring charges, and has been operating at approximately breakeven in 1996. The Company commented that this sale will allow management to further sharpen its focus on the Company's core industrial businesses and indicated that the sale proceeds would be used both to reduce outstanding bank debt and make additional investments in its core businesses.

         Insilco Corporation, based in suburban Columbus Ohio, with 1995 sales of $561 million, is a diversified manufacturer of industrial components serving the telecommunications, electronics and automotive markets, as well as a marketer/manufacturer of office and specialty publishing products. The company's business units include Rolodex, a leading marketer of office products; Taylor Publishing, a major publisher of school yearbooks; Thermal Components Group and Steel Parts Corporation serving the automotive and other industrial markets; and Insilco Technologies Group comprised of Stewart Connector Systems, Escod Industries, Stewart Stamping and Signal Transformer, serving the electronics and telecommunications markets.


Investor Relations Contact: David A. Kauer, (614) 792-0468 or write to Insilco Corporation, Investor Relations, 425 Metro Place North, Box 7196, Dublin, OH 43017 or call Melodye Demastus, Melrose Consulting (614) 771-0860.